Exhibit 99.1

Court Approves Terms of LyondellBasell’s DIP Financing

Action Provides Access to an Additional $1.083 Billion

ROTTERDAM, Netherlands, Feb. 27 /PRNewswire/ — The United States Bankruptcy Court for the Southern District of New York has approved the terms of Lyondell Chemical Company’s debtor-in-possession (DIP) financing package. This action will allow the company access to an additional $1.083 billion of the DIP financing and will make an additional euro 260 million available to LyondellBasell entities that are organized outside of the United States.

The DIP financing includes two credit agreements: a $6.5 billion term loan (comprising $3.25 billion in new loans and a $3.25 billion roll-up of existing loans) and a $1.54 billion asset-backed lending facility. On Jan. 8, the company received interim authorization to use up to $3.682 billion of its DIP funding, including euro 440 million for LyondellBasell’s non-U.S. entities. The DIP lenders include a combination of banks and investment firms, such as hedge funds and private equity firms.

“These funds will support the uninterrupted operation of our businesses worldwide, giving confidence to our many suppliers and allowing us to continue serving the needs of our global customers,” said Volker Trautz, chief executive officer of LyondellBasell Industries. “This final approval of our DIP credit agreements means that we can turn our full attention to the task of emerging from Chapter 11 protection with a new capital structure and a strengthened business platform.”

LyondellBasell’s U.S. operations and one of its European holding companies voluntarily filed to reorganize under Chapter 11 of the U.S. Bankruptcy Code on Jan. 6 in order to facilitate a restructuring of the company’s debts. A complete list of the filing entities and other information related to the Chapter 11 cases can be found through a link at the company’s Web site, www.lyondellbasell.com. The company has also established a Restructuring Information Line, which is 866-964-5615. Outside the United States, callers can dial +1 310-432-4184 (English only).

About LyondellBasell

LyondellBasell Industries is one of the world’s largest polymers, petrochemicals and fuels companies. The company is the global leader in polyolefins technology, production and marketing; a pioneer in propylene oxide and derivatives; and a significant producer of fuels and refined products, including biofuels. Through research and development, LyondellBasell develops innovative materials and technologies that deliver exceptional customer value and products that improve quality of life for people around the world. Headquartered in The Netherlands, LyondellBasell (http://www.lyondellbasell.com/) is privately owned by Access Industries.

SOURCE: LyondellBasell Industries

Web site: http://www.lyondellbasell.com/

Media Contact: David A. Harpole, +1 713 309 4125